UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 13G

(Amendment No.  )*

Under the Securities Exchange Act of 1934

GENCO SHIPPING & TRADING LIMITED
(Name of Issuer)

Common Stock, par value $0.01
(Title of Class of Securities)

Y2685T115
(CUSIP Number)

July 9, 2014
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐                                  Rule 13d-1(b)

☒                                  Rule 13d-1(c)

☐                                  Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (3-06)

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Centre Street Partnership, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 537,523 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 537,523 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 537,523 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Centre Street Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 537,523 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 537,523 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 537,523 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Franklin Partnership, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 78,106 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 78,106 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,106 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Franklin Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 78,106 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 78,106 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 78,106 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Credit Opportunity III LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 3,144,776 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 3,144,776 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,144,776 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Credit Opportunity Management III LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 3,144,776 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 3,144,776 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,144,776 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.1%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). AEC (Lux) S.á.r.l.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 382,819 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 382,819 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 382,819 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo European Credit Management, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOL VOTING POWER
	6	SHARED VOTING POWER 382,819 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 382,819 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 382,819 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo European Credit Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 382,819 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 382,819 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 382,819 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.6%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). AES (Lux) S.á.r.l.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Luxembourg
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 655,516 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 655,516 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 655,516 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo European Strategic Management, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 655,516 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 655,516 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 655,516 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo European Strategic Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 655,516 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 655,516 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 655,516 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). ANS U.S. Holdings Ltd.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 264,826 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 264,826 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 264,826 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON (See Instructions) CO

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo SK Strategic Investments, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 264,826 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 264,826 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 264,826 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo SK Strategic Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 264,826 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 264,826 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 264,826 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Special Opportunities Managed Account, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 1,006,517 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 1,006,517 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,006,517 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo SOMA Advisors, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 1,006,517 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 1,006,517 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,006,517 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo SOMA Capital Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 1,006,517 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 1,006,517 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,006,517 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Principal Holdings II, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 1,006,517 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 1,006,517 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,006,517 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Principal Holdings II GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 1,006,517 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 1,006,517 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,006,517 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo SVF Management, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 1,006,517 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 1,006,517 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,006,517 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo SVF Management GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 1,006,517 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 1,006,517 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,006,517 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.6%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Zeus Strategic Investments, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 525,971 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 525,971 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 525,971 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Zeus Strategic Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 525,971 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 525,971 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 525,971 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.9%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Capital Management, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 6,596,054 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 6,596,054 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,596,054 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.7%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Capital Management GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 6,596,054 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 6,596,054 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,596,054 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.7%
12	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Management Holdings, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 6,596,054 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 6,596,054 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,596,054 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.7%
12	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. Y2685T115

1		NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY). Apollo Management Holdings GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐

(b) ☒

3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 6,596,054 shares of Common Stock
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 6,596,054 shares of Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,596,054 shares of Common Stock
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 10.7%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Item 1.	(a)	Name of Issuer
Genco Shipping & Trading Limited

	(b)	Address of Issuer’s Principal Executive Offices
299 Park Avenue, 12th Floor
New York, New York 10171

Item 2.	(a)	Name of Person Filing

This statement is filed by: (i) Apollo Centre Street Partnership, L.P. (“Centre Street LP”), (ii) Apollo Franklin Partnership, L.P. (“Apollo Franklin”), (iii) Apollo Credit Opportunity Fund III LP (“Opportunity III”), (iv) AEC (Lux) S.á.r.l. (“AEC (Lux)”), (v) AES (Lux) S.á.r.l. (“AES (Lux)”), (vi) ANS U.S. Holdings Ltd. (“ANS US”), (vii) Apollo Special Opportunities Managed Account, L.P. (“SOMA Fund”), (viii) Apollo Zeus Strategic Investments, L.P. (“Zeus LP”) , (ix) Apollo Centre Street Management, LLC (“Centre Street Management”), (x) Apollo Franklin Management, LLC (“Franklin Management”), (xi) Apollo Credit Opportunity Management III LLC (“Opportunity Management III”), (xii) Apollo European Credit Management, L.P. (“AEC Management LP”), (xiii) Apollo European Credit Management, LLC (“AEC Management LLC”), (xiv) Apollo European Strategic Management, L.P. (“AES Management LP”), (xv) Apollo European Strategic Management LLC (“AES Management LLC”), (xvi) Apollo SK Strategic Investments, L.P. (“SK Strategic LP”), (xvii) Apollo SK Strategic Management, LLC (“SK Strategic Management”), (xviii) Apollo SOMA Advisors, L.P. (“SOMA Advisors”), (xix) Apollo SOMA Capital Management, LLC (“SOMA Capital Management”), (xx) Apollo Principal Holdings II, L.P. (“Principal II”), (xxi) Apollo Principal Holdings II GP, LLC (“Principal II GP”), (xxii) Apollo SVF Management, L.P. (“SVF Management”), (xxiii) Apollo SVF Management GP, LLC (“SVF Management GP”), (xxiv) Apollo Zeus Strategic Management, LLC (“Zeus Management”), (xxv) Apollo Capital Management, L.P. (“Capital Management”), (xxvi) Apollo Capital Management GP, LLC (“Capital Management GP”), (xxvii) Apollo Management Holdings, L.P. (“Management Holdings”), and (xxviii) Apollo Management Holdings GP, LLC (“Management Holdings GP”).

Centre Street LP, Apollo Franklin, Opportunity III, AEC (Lux), AES (Lux), ANS US, SOMA Fund and Zeus LP each hold shares of the Common Stock of the Issuer. Centre Street Management serves as the investment manager for Centre Street LP, Franklin Management serves as the investment manager for Apollo Franklin, and Opportunity Management III serves as the investment manager for Opportunity III.  AEC Management LP serves as the investment manager for AEC (Lux), and AEC Management LLC serves as the general partner of AEC Management LP.  AES Management LP serves as the investment manager for AES (Lux), and AES Management LLC serves as the general partner for AES Management LP.  SK Strategic LP is the sole member-manager of ANS US.  SK Strategic Management serves as the investment manager for SK Strategic LP.  SOMA Advisors serves as the general partner of SOMA Fund, and SOMA Capital Management serves as the general partner of SOMA Advisors.  Principal II serves as the sole member and manager of SOMA Capital Management, and Principal II GP serves as the general partner of Principal II.  SVF Management serves as the manager of SOMA Fund, and SVF Management GP serves as the general partner of SVF Management.  Zeus Management serves as the investment manager for Zeus LP.  Capital Management is the sole member and manager of Centre Street Management, Franklin Management, Opportunity Management III, AEC Management LLC, AES Management LLC, SK Strategic Management, SVF Management GP and Zeus Management.  Capital Management GP is the general partner of Capital Management.  Management Holdings serves as the sole member and manager of Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

Centre Street LP, Apollo Franklin, Opportunity III, AEC (Lux), AES (Lux), ANS US, SOMA Fund, Zeus LP, Centre Street Management, Franklin Management, Opportunity Management III, AEC Management LP, AEC Management LLC, AES Management LP, AES Management LLC, SK Strategic LP, SK Strategic Management, SOMA Advisors, SOMA Capital Management, Principal II, Principal II GP, SVF Management, SVF Management GP, Zeus Management, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP are collectively referred to herein as the “Reporting Persons.”

(b)	Address of Principal Business Office or, if none, Residence

The principal office of each of Centre Street LP, Centre Street Management, Apollo Franklin, Opportunity III, SK Strategic LP, SOMA Fund, SOMA Advisors, SOMA Capital Management, Principal II and Principal II GP is One Manhattanville Road, Suite 201, Purchase, New York 10577.  The principal office of each of AEC (Lux) and AES (Lux) is 44, Avenue J.F. Kennedy, Luxembourg L-1855, Luxembourg.  The principal office of ANS US is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town KY1-9005, Cayman Islands.  The principal office of Zeus LP is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, George Town KY1-1104, Cayman Islands.  The principal office of each of Franklin Management, Opportunity Management III, AEC Management LP, AEC Management LLC, AES Management LP, AES Management LLC, SK Strategic Management, SVF Management, SVF Management GP, Zeus Management, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

(c)	Citizenship

Centre Street LP, Apollo Franklin, Opportunity III, SOMA Fund, SOMA Advisors, Principal II, SVF Management, Capital Management and Management Holdings are each Delaware limited partnerships. Centre Street Management, Franklin Management, Opportunity Management III, AEC Management LP, AEC Management LLC, AES Management LP, AES Management LLC, SK Strategic Management, SOMA Capital Management, Principal II GP, SVF Management GP, Zeus Management, Capital Management GP and Management Holdings GP are each Delaware limited liability companies. AEC (Lux) and AES (Lux) are Luxembourg private limited liability companies. SK Strategic LP and Zeus LP are exempted limited partnerships registered in the Cayman Islands.

		ANS US is an exempted company incorporated in the Cayman Islands with limited liability.

	(d)	Title of Class of Securities
		Common stock, par value $0.01 (the “Common Stock”).

	(e)	CUSIP Number
		Y2685T115

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
	Not applicable.

Item 4.	Ownership.

	(a)	Amount beneficially owned:
		Centre Street LP:	537,523
		Centre Street Management:	537,523
		Apollo Franklin:	78,106
		Franklin Management:	78,106
		Opportunity III:	3,144,776
		Opportunity Management III:	3,144,776
		AEC (Lux):	382,819
		AEC Management LP:	382,819
		AEC Management LLC:	382,819
		AES (Lux):	655,516
		AES Management LP:	655,516
		AES Management LLC:	655,516
		ANS US:	264.826
		SK Strategic LP:	264.826
		SK Strategic Management:	264.826
		SOMA Fund:	1,006,517
		SOMA Advisors:	1,006,517
		SOMA Capital Management:	1,006,517
		Principal II:	1,006,517
		Principal II GP:	1,006,517
		SVF Management:	1,006,517
		SVF Management GP:	1,006,517
		Zeus LP:	525,971
		Zeus Management:	525,971
		Capital Management:	6,596,054
		Capital Management GP:	6,596,054
		Management Holdings:	6,596,054
		Management Holdings GP:	6,596,054

This report is based on shares of Common Stock of the Issuer beneficially owned by the Reporting Persons as of July 9, 2014, plus 200,000 shares and 350,000 shares of Common Stock that were acquired by Opportunity III on July 16, 2014 and July 18, 2014, respectively.

Centre Street LP, Apollo Franklin, Opportunity III, AEC (Lux), AES (Lux), ANS US, SOMA Fund and Zeus LP each disclaims beneficial ownership of all shares of the Common Stock included in this report other than the shares of Common Stock held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.  Centre Street Management, Franklin Management, Opportunity Management III, AEC Management LP, AEC Management LLC, AES Management LP, AES Management LLC, SK Strategic LP, SK Strategic Management, SOMA Advisors, SOMA Capital Management, Principal II, Principal II GP, SVF Management, SVF Management GP, Zeus Management, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP , and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers of Principal II GP, and the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b)	Percent of class:
	Centre Street LP:	0.9%
	Centre Street Management:	0.9%
	Apollo Franklin:	0.1%
	Franklin Management:	0.1%
	Opportunity III:	5.1%
	Opportunity Management III:	5.1%
	AEC (Lux):	0.6%
	AEC Management LP:	0.6%
	AEC Management LLC:	0.6%
	AES (Lux):	1.1%
	AES Management LP:	1.1%
	AES Management LLC:	1.1%
	ANS US:	0.4%
	SK Strategic LP:	0.4%
	SK Strategic Management:	0.4%
	SOMA Fund:	1.6%
	SOMA Advisors:	1.6%
	SOMA Capital Management:	1.6%
	Principal II:	1.6%
	Principal II GP:	1.6%
	SVF Management:	1.6%
	SVF Management GP:	1.6%
	Zeus LP:	0.9%
	Zeus Management:	0.9%
	Capital Management:	10.7%
	Capital Management GP:	10.7%
	Management Holdings:	10.7%
	Management Holdings GP:	10.7%

The percentage amounts are based on 61,700,000 shares of Common Stock outstanding as of July 9, 2014, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2014.

(c)	Number of shares as to which the person has:

	(i)	Sole power to vote or to direct the vote:
		0 for all Reporting Persons

	(ii)	Shared power to vote or to direct the vote:
		Centre Street LP:	537,523
		Centre Street Management:	537,523
		Apollo Franklin:	78,106
		Franklin Management:	78,106
		Opportunity III:	3,144,776
		Opportunity Management III:	3,144,776
		AEC (Lux):	382,819
		AEC Management LP:	382,819
		AEC Management LLC:	382,819
		AES (Lux):	655,516
		AES Management LP:	655,516
		AES Management LLC:	655,516
		ANS US:	264.826
		SK Strategic LP:	264.826
		SK Strategic Management:	264.826
		SOMA Fund:	1,006,517
		SOMA Advisors:	1,006,517
		SOMA Capital Management:	1,006,517
		Principal II:	1,006,517
		Principal II GP:	1,006,517
		SVF Management:	1,006,517
		SVF Management GP:	1,006,517
		Zeus LP:	525,971
		Zeus Management:	525,971
		Capital Management:	6,596,054
		Capital Management GP:	6,596,054
		Management Holdings:	6,596,054
		Management Holdings GP:	6,596,054

	(iii)	Sole power to dispose or to direct the disposition of:
		0 for all Reporting Persons

	(iv)	Shared power to dispose or to direct the disposition of:
		Centre Street LP:	537,523
		Centre Street Management:	537,523
		Apollo Franklin:	78,106
		Franklin Management:	78,106
		Opportunity III:	3,144,776
		Opportunity Management III:	3,144,776

	AEC (Lux):	382,819
	AEC Management LP:	382,819
	AEC Management LLC:	382,819
	AES (Lux):	655,516
	AES Management LP:	655,516
	AES Management LLC:	655,516
	ANS US:	264.826
	SK Strategic LP:	264.826
	SK Strategic Management:	264.826
	SOMA Fund:	1,006,517
	SOMA Advisors:	1,006,517
	SOMA Capital Management:	1,006,517
	Principal II:	1,006,517
	Principal II GP:	1,006,517
	SVF Management:	1,006,517
	SVF Management GP:	1,006,517
	Zeus LP:	525,971
	Zeus Management:	525,971
	Capital Management:	6,596,054
	Capital Management GP:	6,596,054
	Management Holdings:	6,596,054
	Management Holdings GP:	6,596,054

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
	Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
	Not applicable.

Item 8.	Identification and Classification of Members of the Group.
	Not applicable.

Item 9.	Notice of Dissolution of Group.
	Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 21, 2014
APOLLO CENTRE STREET PARTNERSHIP, L.P.

	By:	Apollo Centre Street Advisors (APO DC), L.P.
its general partner

		By:	Apollo Centre Street Advisors (APO DC-GP), LLC
its general partner

			By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CENTRE STREET MANAGEMENT, LLC

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO FRANKLIN PARTNERSHIP, L.P.

	By:	Apollo Franklin Advisors (APO DC), L.P.
its general partner

		By:	Apollo Franklin Advisors (APO DC-GP), LLC
its general partner

			By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO FRANKLIN MANAGEMENT, LLC

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CREDIT OPPORTUNITY FUND III LP

By:	Apollo Credit Opportunity Advisors III LP
its general partner

	By:	Apollo Credit Opportunity Advisors GP LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CREDIT OPPORTUNITY MANAGEMENT III LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

AEC (LUX) S.Á.R.L.

By:	Apollo European Credit Management, L.P.
its investment manager

	By:	Apollo European Credit Management, LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO EUROPEAN CREDIT MANAGEMENT, L.P.

By:	Apollo European Credit Management, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO EUROPEAN CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

AES (LUX) S.Á.R.L.

By:	Apollo European Strategic Management, L.P.
its investment manager

	By:	Apollo European Strategic Management, LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO EUROPEAN STRATEGIC MANAGEMENT, L.P.

By:	Apollo European Strategic Management, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO EUROPEAN STRATEGIC MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SPECIAL OPPORTUNITIES
MANAGED ACCOUNT, L.P.

By:	Apollo SOMA Advisors, L.P.
its general partner

	By:	Apollo SOMA Capital Management, LLC
its general partner

		By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SOMA ADVISORS, L.P.

By:	Apollo SOMA Capital Management, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SOMA CAPITAL MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO PRINCIPAL HOLDINGS II, L.P.

By:	Apollo Principal Holdings II GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO PRINCIPAL HOLDINGS II GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SVF MANAGEMENT, L.P.

By:	Apollo SVF Management GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SVF MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

ANS U.S. HOLDINGS LTD.

By:	Apollo SK Strategic Investments, L.P.
its sole member-manager

	By:	Apollo SK Strategic Advisors GP, L.P.
its general partner

		By:	Apollo SK Strategic Advisors, LLC

			By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SK STRATEGIC INVESTMENTS, L.P.

By:	Apollo SK Strategic Advisors, L.P.
its general partner

	By:	Apollo SK Strategic Advisors, LLC
its general partner

		By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO SK STRATEGIC MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.
its sole member

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ZEUS STRATEGIC INVESTMENTS, L.P.

By:	Apollo Zeus Strategic Advisors, L.P.
its general partner

	By:	Apollo Zeus Strategic Advisors, LLC
its general partner

		By:		/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO ZEUS STRATEGIC MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC
its general partner

	By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Joseph D. Glatt
Joseph D. Glatt
Vice President